Exhibit 99.1

ELKHART, INDIANA —- JANUARY 14, 2016

SKYLINE REPORTS FISCAL 2016 SECOND QUARTER AND FIRST HALF RESULTS

•	Quarterly Net Income of $1,706,000 or $0.20 Per Share Marks the Most Profitable Quarter Since the Fourth Quarter of Fiscal 2007.

In the second quarter of fiscal 2016, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $58,684,000, an increase of 18% over net sales of $49,667,000 from continuing operations in the year ago quarter.

•	Net income from continuing operations of $1,748,000 as compared to net income of $81,000 from continuing operations in the second quarter of fiscal 2015.

•	Net loss from discontinued operations of $42,000 as compared to a net loss of $3,525,000 from discontinued operations in the second quarter of fiscal 2015.

•	Net income of $1,706,000 or $0.20 per share as compared to a net loss of $3,444,000 or $0.41 per share in the second quarter of fiscal 2015.

In the first half of fiscal 2016, the Corporation reported the following results:

•	Net sales from continuing operations of $107,426,000, an increase of 8% over net sales of $99,271,000 from continuing operations in the year ago quarter.

•	Net income from continuing operations of $853,000 as compared to a net loss of $1,128,000 from continuing operations in the first half of fiscal 2015.

•	Net income from discontinued operations of $19,000 as compared to a net loss of $6,089,000 from discontinued operations in the first half of fiscal 2015.

•	Net income of $872,000 or $0.10 per share as compared to a net loss of $7,217,000 or $0.86 per share in the first half of fiscal 2015.

Commenting on the quarter, Richard W. Florea, Chief Executive Officer, said, “We continue our focus on driving profitable sales in our business and we are pleased with the profitability we achieved in the quarter. At the same time, we remain fully committed to building long-term shareholder value through increasingly profitable sales.”

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended November 30, (Unaudited)		Six Months Ended November 30, (Unaudited)
	2015	2014	2015	2014

Net sales from continuing operations	$58,684	$49,667	$107,426	$99,271

Income (loss) from continuing operations, net of taxes	1,748	81	853	(1,128)

Income (loss) from discontinued operations, net of taxes	(42)	(3,525)	19	(6,089)

Net income (loss)	$1,706	$(3,444)	$872	$(7,217)

Basic income (loss) per share	$.20	$(.41)	$.10	$(.86)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	November 30, 2015	May 31, 2015
ASSETS	(Unaudited)

Cash	$6,804	$4,995
Accounts receivable	14,309	15,288
Inventories	10,759	9,119
Workers’ compensation security deposit	792	1,732
Other current assets	1,370	447

Total Current Assets	34,034	31,581

Property, Plant and Equipment, net	11,296	11,569

Other Assets	7,319	7,289

Total Assets	$52,649	$50,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,144	$3,033
Accrued liabilities	13,413	12,084

Total Current Liabilities	16,557	15,117

Total Non-Current Liabilities	11,812	11,949

Common stock	312	312
Additional paid-in capital	4,963	4,928
Retained earnings	84,749	83,877
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	24,280	23,373

Total Liabilities and Shareholders’ Equity	$52,649	$50,439